Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Biostar Pharmaceuticals, Inc.

We hereby consent to the incorporation by reference of our report dated April 15, 2015 with respect of the consolidated financial statement of Biostar Pharmaceuticals, Inc. as of and for the year ended December 31, 2014 into the Annual Report on Form 10-K of Biostar Pharmaceuticals, Inc. for the year ended December 31, 2014, which report will be filed with the U.S. Securities and Exchange Commission on April 15, 2015.

/s/ Mazars CPA Limited
Mazars CPA Limited Certified Public Accountants
Hong Kong
April 15, 2015